MRI BUSINESS PROPERTIES FUND, LTD. III - FORM 10-Q - JUNE 30, 1994

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


2.   Transactions with Related Parties

     Affiliates of the Managing General Partner received reimbursements of administrative expenses amounting to $58,000 during the nine months ended June 30, 1994. These reimbursements are primarily included in general and administrative expenses.